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                                                          Exhibit 10.9
                                                Chicago Mercantile Exchange Inc.
                                              Registration Statement on Form S-4


                             EMPLOYMENT AGREEMENT
                             --------------------

     This Employment Agreement ("Agreement") is entered into by and between the CHICAGO MERCANTILE EXCHANGE ("CME") and FREDERICK ARDITTI ("Arditti") this
27th day of October, 1998.

     WHEREAS, the parties desire to enter into this Agreement pertaining to the employment of Arditti by the CME;

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties hereby agree as follows:

     1. Employment. Subject to the terms of this Agreement, the CME hereby agrees to employ Arditti during the Agreement Term as Senior Executive Vice President-Planning and Development, and Arditti hereby accepts such employment. Arditti shall report directly to the President of the CME. As Senior Executive Vice President-Planning and Development, Arditti shall be responsible for new business development and have overall responsibility for the following departments and/or operations of the CME: Clearing; Marketing; Research and Strategic Planning; and such other duties as may be assigned to him by the President or Board of Directors of the CME. These duties may be changed from time-to-time as determined by the President or Board of Directors of the CME, provided that any such duties shall be consistent with the position of Executive Vice President. During his employment, Arditti agrees to devote his full time, energies and talents to serving as Senior Executive Vice President-Planning and Development of the CME, and to perform his duties faithfully, efficiently and in good faith, subject to the direction of the President and Board of Directors of the CME.
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     2.   Agreement Term. The Agreement Term shall be from July 1, 1998 through
June 30, 2001. Unless renewed by the mutual written agreement of the parties, this Agreement will automatically terminate upon the expiration of the Agreement Term. The CME will give Arditti written notice of its intention to renew or not renew or to renegotiate the terms of the Agreement at least sixty (60) days prior to expiration. In the absence of renewal, upon expiration of this Agreement, Arditti shall be an employee of the CME working without a contract.

     3. Compensation. During the Agreement Term and while employed by the CME, the CME shall compensate Arditti as follows:

          a. Base Salary. Arditti shall be paid an annual base salary of Five Hundred Thousand Dollars ($500,000.00), payable in equal bi-weekly installments. Annual increases, if any, shall be as determined by the CME in accordance with its policies and practices with respect to executive compensation.

          b. Benefits. Subject to their terms, Arditti and any of his eligible dependents shall be entitled to participate in all fringe benefits and benefit plans of the CME under the same terms and conditions as are generally applicable to the employees and officers of the CME as those fringe benefits and benefit plans currently exist and/or as they may be amended from time to time during the Agreement Term. Such benefit plans shall specifically include, without limitation, the Chicago Mercantile Exchange Senior Management Supplement Deferred Savings Plan and the Chicago Mercantile Exchange Supplemental Executive Retirement Plan.

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     c.   Bonus. Subject to its terms, Arditti shall participate in the CME's discretionary bonus program.

     4. Termination. Arditti's employment with the CME during the Agreement Term may be terminated only under the following circumstances:

          a. Death. Arditti's employment hereunder will terminate upon his death.

          b. Disability. If Arditti is disabled, and receiving benefits under the CME's long term disability insurance program, the obligations under this Agreement shall be suspended for the duration of such disability. In the event Arditti returns to the position set forth herein during the term of this Agreement, the provisions of this Agreement shall be reinstated. In the event Arditti returns to work in a different position, or does not return to work at all upon conclusion of his disability, this Agreement shall be deemed terminated.

          c. Cause. Arditti's employment hereunder may be immediately terminated by the CME for cause. For purposes of this Agreement, "cause" shall be defined as misconduct, incompetence, failure to perform and/or neglect of duties which is gross or willful, and shall include actions by Arditti which occur outside of the CME which would have a substantial likelihood of bringing significant discredit upon the CME.

          d. Termination by Arditti. This Agreement may be terminated by Arditti at any time and for any reason by the giving of at least sixty (60) days advance written notice of same to the CME.

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     5.   Payments Upon Termination or Expiration.

          a. In the event of termination of Arditti pursuant to Paragraphs 4a or 4b of this Agreement, the CME shall for a period of six (6) months following such termination continue Arditti's base salary (or pay same to his estate).

          b. In the event of termination of Arditti by the CME pursuant to Paragraph 4(c) of this Agreement, or upon expiration of the Agreement Term, the CME shall continue Arditti's base salary, less applicable deductions for state and federal taxes, and health insurance for a period of three (3) months, and shall pay to Arditti any vacation pay which is accrued but unused as of the date of his termination.

          c. In the event of termination by Arditti pursuant to Paragraph 4.d of this Agreement, and provided that such termination does not take place prior to April 1, 2000, the CME shall continue Arditti's base salary for a period one (1) year following such termination. In the event Arditti terminates this Agreement pursuant to Paragraph 4d herein with less than the sixty (60) days advance written notice of same, the parties acknowledge that the CME will be damaged thereby, but that such damages will be difficult to calculate. Accordingly, Arditti will promptly pay to the CME, or allow set off against any monies it may then owe to Arditti, as liquidated damages a sum equal to his base salary, computed daily, for each day his notice of termination under Paragraph 4(d) is less than sixty (60) days.

     6. DePaul University. During his employment by the CME, Arditti has been and is on a leave of absence from his position as a tenured member of the faculty at DePaul University in Chicago, Illinois. In order to maintain his tenure, Arditti must declare by March, 1999, whether he intends to return to the faculty of DePaul University. The CME

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agrees to assist Arditti to have the date of such declaration extended from
March, 1999 to March, 2000, with the manner and means of such assistance to be determined solely by the CME.

     7. Confidentiality. Arditti acknowledges that in his employment he is or will be making use of, acquiring or adding to the CME's Confidential Information which includes (but is not limited to) memoranda and other materials or records of a proprietary nature; technical data, records and policy matters relating to new business development, research, strategy, finance, accounting, marketing, personnel, clearing, management, and operations. Therefore, in order to protect such Confidential Information and to protect other employees who depend on the CME for regular employment, Arditti agrees that he will not during or after the term of his employment in any way utilize any of said Confidential Information, except in connection with his employment by the CME, and he will not copy, reproduce, or take with him the original or any copies of said Confidential Information and he will not disclose any of said Confidential Information to anyone. Further, Arditti agrees to advise any new employer of the terms of this Agreement regarding Confidential Information. These restrictions regarding Confidential Information shall be in addition to those which exist at common law or by statute.

     8.   Arbitration; Equitable Remedies.

     Any controversy or claim arising out of or relating to this Agreement or the validity, interpretation, enforceability or breach thereof, which is not settled by agreement of the parties, shall be settled by arbitration conducted in the City of Chicago, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered in

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such arbitration may be entered in any court having jurisdiction. The arbitration shall he conducted before a single arbitrator selected by the parties. In the event the parties cannot agree on an arbitrator, then the Association will supply both parties with a list of seven names. The parties will alternatively strike one name until only one remains. First choice will be determined by a coin toss, the winning party having the option of striking first. All expenses of arbitration shall be borne equally by the parties, except for attorneys' fees which shall be borne entirely by each party. The arbitrator shall have no power to amend, alter, add to or delete from this Agreement.

     Arditti acknowledges that the CME would be irreparably injured by a violation of Paragraph 7 and he agrees that the CME, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Arditti from any actual or threatened breach of Paragraph 7 pending and in aid of arbitration of the dispute. If a bond is required to be posted in order for the CME to secure an injunction or other equitable remedy, the parties agree that such bond need not be more than a nominal sum.

     9. Return of Property. Upon his last day of active work, Arditti hereby agrees to immediately turn over to the CME any keys, credit cards, passes, and all notes, memoranda, records, documents, computer disks, and all other information, no matter how produced or reproduced, kept by Arditti or in his possession or control, used in or pertaining to the business of the CME, it being hereby acknowledged that all of said items are the sole and exclusive property of the CME.

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     10.  Defense of Claims. During the period of his employment by the CME, and for periods after the termination of his employment, Arditti shall reasonably cooperate with the CME at its request in the defense or prosecution of any claim that may be made by or against the CME. Such cooperation shall include, without limitation, serving as a witness at trial or hearing, being deposed, and preparation for same. For the period after Arditti terminates his employment with the CME, the CME shall reimburse Arditti for all reasonable expenses in connection therewith, including travel expenses, and shall compensate him at a daily rate equal to the greater of his then current annual base salary or his annual base salary on the date his employment with the CME terminates, divided by 260, with days used for preparation, travel and other related matters being included for purposes of determining the compensation due to Arditti. Less than full days shall be paid for by the hour, determined by dividing the daily rate by eight. To the extent reasonably practicable, the CME shall provide Arditti with notice at least ten days prior to the date on which any such travel is required.

     11. Nonalienation. The interests of Arditti under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Arditti or Arditti's beneficiaries.

     12. Amendment. This Agreement may be amended or cancelled only by the subsequent mutual written agreement of the parties.

     13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any state.

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     14.  Waiver of Breach. No waiver of any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

     15. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at, respectively, the business address of the CME and the home address of Arditti (or to Arditti at the business address of the CME if Arditti is employed there at the time of such notice). Such notices and other communications shall be deemed given:

          a. in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

          b. in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

          c. in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

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     16.  Severability. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

     17. Survival of Agreement; Successors. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of Arditti's employment with the CME. In the event of a merger, sale, reorganization or other change of control, this Agreement shall be binding upon and inure to the benefit of any successor of the CME.

     18. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

     19. Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

     20. Acknowledgment by Arditti. Arditti represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. Arditti acknowledges that, prior to

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assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with the CME as to the contents. Arditti and the CME agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) set forth below.

                               CHICAGO MERCANTILE EXCHANGE



                               By  /s/ Gerald D. Beyer
                                  ---------------------------------
                               Title  Executive Vice President
                                     ------------------------------
                               Date  10-27-98
                                    -------------------------------


                               /s/ Frederick Arditti
                               ------------------------------------
                               Frederick Arditti

                               Date  10-27-98
                                    -------------------------------

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                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
                    ---------------------------------------


     Reference is hereby made to the Employment Agreement entered into between the CHICAGO MERCANTILE EXCHANGE ("CME") and FREDERICK ARDITTI ("Arditti") on October 27, 1998 ("Agreement").

The Agreement is hereby amended as follows:

1.   4.d. Termination by Arditti.

     Paragraph 4.d. is hereby deleted and replaced in its entirety with the following provision:

     This Agreement may be terminated by Arditti at any time and for any reason.

2.   Subparagraph c of Paragraph 5. Payments Upon Termination or Expiration.

Subparagraph c of Paragraph 5 is hereby deleted and replaced in its entirety with the following provision.

     In the event of termination by Arditti pursuant to Paragraph 4.d of this Agreement, and provided that such termination does not take place prior to April 1, 2000, the CME shall continue Arditti's base salary for a period of one
(1) year following such termination. In addition, Arditti will receive at the time of such termination, a lump sum payment, in cash, equal to his then-current non-vested amounts in the following plans: Tax Efficient Savings Plan (401K
Plan); Pension Plan for Employees of the Chicago Mercantile Exchange; Senior Management Supplemental Deferred Savings Plan; and Supplemental Executive Retirement Plan.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

CHICAGO MERCANTILE EXCHANGE

By:   /s/ Scott Gordon
      ----------------------------
      Scott Gordon, Chairman
Date: January 7, 2000

      /s/ Fred D. Arditti
      ----------------------------
By:   Frederick Arditti
Date: January 7, 2000
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                   SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
                   ----------------------------------------


     Reference is hereby made to the Employment Agreement entered into between the CHICAGO MERCANTILE EXCHANGE ("CME") and FREDERICK ARDITTI ("Arditti") on October 27, 1998 ("Agreement").

     The Agreement is hereby amended as follows:

1.   Subparagraph c of Paragraph 5. - Payment Upon Termination or Expiration.

     Subparagraph c of Paragraph 5 is hereby deleted and replaced in its entirety with the following provision.

     In the event of termination by Arditti pursuant to Paragraph 4.d of this Agreement, and provided that such termination does not take place prior to April 1, 2000, the CME shall:

     (i) continue Arditti's base salary for a period of one (1) year following such termination (the "Continuation Period");

     (ii) pay Arditti, at the time of such termination, a lump sum payment, in cash, equal to his then-current non-vested amounts in the following plans: Tax Efficient Savings Plan (401K Plan); Pension for Employees of the Chicago Mercantile Exchange; Senior Management Supplemental Deferred Savings Plan; and Supplemental Executive Retirement Plan.

     (iii) during, the Continuation Period, provide Arditti and any covered dependents with continued coverage under the CME's health, dental and vision insurance program in effect for active employees; provided, however, that effective at the end of the Continuation Period, health, dental and vision insurance benefits will be provided to Arditti and any covered dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), as set forth in Section 4980B of the Internal Revenue Code of 1986, as amended, and in Sections 601 through 609 of the Employee Retirement Income Security Act. Arditti's contribution and the CME's contribution toward the cost of the foregoing coverages shall be determined and paid as though Arditti's employment with the CME continued through the end of the Continuation Period. The foregoing insurance coverages will earlier terminate upon Arditti obtaining other employment which offers comparable health insurance coverage and when he first becomes eligible for such coverage. Arditti agrees that he will promptly notify the CME upon obtaining such coverage from another employer. Arditti shall have no duty to seek or obtain other employment.

     (iv) during the Continuation Period, and subject to CME's discretion, either reimburse Arditti for the cost of converting the above-referenced life and accidental death and dismemberment insurance programs in effect on the date of Arditti's termination to individual coverage, or obtaining
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          equivalent coverage individually, or, where applicable, continuing individual coverage already in place. It is understood and agreed that Arditti's coverage under the CME's disability insurance plan will cease on the date of Arditti's termination and that the CME has no obligation to provide or pay for other disability coverage. The CME will cooperate with Arditti, (e.g., providing documentation) in his efforts to obtain at his expense individual disability coverage.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

CHICAGO MERCANTILE EXCHANGE


By:   /s/ Scott Gordon
      ----------------------------
      Scott Gordon, Chairman
Date: February 3, 2000

      /s/ Fred D. Arditti
      ----------------------------
By:   Frederick Arditti
Date: February 3, 2000